                            EQUITY PURCHASE AGREEMENT

              This EQUITY PURCHASE AGREEMENT (this "Agreement"), dated as of February 21, 1999, is by and between CalEnergy Company, Inc., a Delaware corporation ("Seller"), and El Paso Power Holding Company, a Delaware corporation ("Buyer").

              WHEREAS, Seller has contributed to CE Generation, LLC, a Delaware limited liability company (the "Company"), all of its interests in the entities listed in Section 3.3 of the Seller Disclosure Schedule, representing indirect ownership of all Seller's interests in the Projects listed in such Section 3.3 (the "Project Subsidiaries"):

              WHEREAS, in consideration of the contribution referred to above, Seller subscribed for and owns all of the issued and outstanding shares of the Company's Class A Interests (the "Class A Interests"), representing 50% of the equity in the Company, and all of the issued and outstanding shares of the Company's Class B Interests (the "Class B Interests" and together with the Class A Interests, the "Interests"), representing the remaining 50% of the equity in the Company; and

              WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Class A Interests, all in accordance with and subject to the terms and conditions of this Agreement.

              NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, Buyer and Seller hereby agree as follows:

                                   ARTICLE I.

                                   DEFINITIONS

              1.1. Definitions. The terms defined in this "Article I", whenever used herein, shall have the following meanings for all purposes of this Agreement.

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              "Administrative Services Agreement" shall mean that certain
Administrative Services Agreement between Seller and the Company pursuant to which Seller will provide certain services to the Company.

              "Affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

              "Affiliated Group" has the meaning specified in section 1504(a) of the Code.

              "Agreement" shall have the meaning set forth in the preamble hereto.

              "Agreement Concerning Consideration" shall mean that certain agreement between Buyer and Seller substantially in the form of Exhibit A.

              "Buyer" shall have the meaning set forth in the preamble hereto.

              "Buyer Disclosure Schedule" shall have the meaning set forth in
Article IV hereof.

              "Buyer Equity Commitment Agreement" shall mean that certain agreement between Buyer and the Company substantially in the form of Exhibit B to be delivered at Closing committing Buyer to make, or cause to be made, certain funds available for the construction of certain facilities in the Imperial Valley.

              "Buyer Indemnified Parties" shall have the meaning set forth in
Section 9.4(a) hereof.

              "Buyer Material Adverse Effect" shall have the meaning set forth in Section 4.1 hereof.

              "Buyer's Transaction Taxes" shall mean all Taxes imposed for Pre-Closing Periods plus one day on the Buyer as a direct result of the transactions contemplated by, or entered into in contemplation of, this Agreement; but shall not include (i) any increase in ad valorem taxes attributable to a re-appraisal of property triggered by the transactions

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contemplated herein and (ii) any taxes imposed under a retroactive change in law enacted by Congress after the date hereof. Buyer's Transaction Taxes shall not include any other income taxes imposed on Buyer including, but not limited to, taxes on dividends or taxes on interest on any escrow account contemplated herein.

              "CalEnergy Guaranty" shall mean the guarantee of certain construction financing obligations related to the Zinc Recovery Project by Seller for the benefit of the Company.

              "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

              "Class A Interests" shall have the meaning set forth in the recitals hereto.

              "Class B Interests" shall have the meaning set forth in the recitals hereto.

              "Closing" shall have the meaning set forth in Section 2.3(a) hereof.

              "Closing Date" shall have the meaning set forth in Section 2.3(a) hereof.

              "Code" means the Internal Revenue Code of 1986, as amended.

              "Combined Financial Statements" shall have the meaning set forth in Section 3.6 hereof.

              "Company" shall have the meaning set forth in the recitals hereto.

              "Confidentiality Agreement" shall mean the Confidentiality Agreement dated as of January 14, 1999 between El Paso Energy Marketing, Inc. and Seller.

              "Damages" shall mean any loss, injury, decline in value, liabilities, costs (including costs of investigation) or expenses (including, reasonable attorneys' fees), judgments, fines, penalties, losses, claims, damages and amounts paid in settlement, except to the extent caused by gross negligence, willful misconduct or fraud of an Indemnified Party.

              "Deductible Amount" shall have the meaning set forth in Section 9.4(c) hereof.

              "Development Agreement" shall mean that certain agreement between Buyer and Seller and the Company substantially in the form of Exhibit C.

              "Electric Utility" shall mean any Person that is an "electric utility" or an "electric utility holding company" (or a combination thereof) within the meaning of PURPA, or a Person which would be deemed to be owned in part by any of the foregoing.

              "Encumbrance" shall mean any lien, encumbrance, security interest, charge, mortgage, option, pledge or restriction on transfer of any nature whatsoever (except, in the case of the Interests, for restrictions relating to applicable securities laws, and except for encumbrances pursuant to the Project Documents, LLC Operating Agreement, IPPCo Debt and Project financing documents, Zinc Project Documents, and any Permits).

              "Environmental Claim" means any claim, action, demand, order, or written notice by or on behalf of, any Governmental Entity or Person alleging potential liability based on or resulting from the violation of any Environmental Law or environmental permit.

              "Environmental Laws" shall mean all Federal, state, and local Laws relating to or concerning pollution, the treatment, transportation, removal, storage, discharge or generation of Hazardous Materials or other hazardous or toxic materials or waste, or the protection of human health, the environment or public health and safety.

              "Environmental Liability" shall mean a Liability arising out of or resulting from (i) the treatment, recycling, reclamation, use, management, Release, generation, processing, handling, storage or disposal of, or contamination by, any Hazardous Materials on or prior to the Closing Date, whether (A) on the premises on which the business of the Company and the Project Subsidiaries has been conducted or (B) off such premises and relating to the operations of such business or any activities by the Company or any Project Subsidiary, or (ii) the noncompliance by any Project Subsidiary or the Company prior to the Closing Date, to the extent such Liability under (i) or (ii) of this definition arises out of or results under any applicable Environmental Law or environmental Permit as in effect on or before the Closing Date.

              "ERISA" shall have the meaning set forth in Section 3.12(a) hereof.

              "Escrow Agreement" shall mean the agreement substantially in the form of Exhibit D.

              "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

              "Excluded Assets" shall have the meaning set forth in Section 2.2 hereof.

              "Excluded Liabilities" shall have the meaning set forth in Section
2.2 hereof.

              "FERC" shall mean the Federal Energy Regulatory Commission, or any successor agency.

              "Final Order" shall mean an order by the applicable agency that is no longer subject to a request for rehearing, appeal or similar procedures.

              "GAAP" shall mean United States generally accepted accounting principles as in effect on the date or for the period with respect to which such principles are applied.

              "Governmental Entity" shall have the meaning set forth in Section
3.5 hereof.

              "Good Utility Practice" means with respect to a specific Project those engineering and operating practices, procedures and policies that are used by electric utility and generating companies and are reasonably calculated to result in safe, reliable and efficient operations and the delivery of electric capacity and energy. At a minimum, Good Utility Practice includes conforming to all regulatory mandates and adhering to the guidelines and policies of the North American Electric Reliability Council. Good Utility Practice does not mean that the practices, procedures and policies must necessarily produce the optimum result, so long as the result is in conformance with standards expressed in the first two sentences of this definition.

              "Hazardous Materials" shall mean any substance, chemical, waste or other material which is or may be listed, defined or otherwise identified as hazardous, toxic or dangerous under any applicable law, as well as any asbestos, polychlorinated biphenyls ("PCBs"), petroleum, petroleum product or by-product, crude oil, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel, geothermal materials and radioactive materials.

              "Indemnified Party" shall have the meaning set forth in Section 9.4(g) hereof.

              "Indemnity Agreement" shall mean that certain agreement between Seller, Buyer and the Company in substantially in the form of Exhibit E.

              "Indemnifying Party" shall have the meaning set forth in Section 9.4(g) hereof.

              "Insurance Policies" shall have the meaning set forth in Section
3.15 hereof.

              "Interests" shall have the meaning set forth in the preamble hereto.

              "IPPCo Debt" shall mean the non-recourse indebtedness of the Company issued prior to the Closing in an aggregate principal amount not to exceed $400 million and on substantially the terms set forth in Exhibit F hereto.

              "Joinder Agreement" shall mean the agreement by which Buyer agrees to become a Party to the LLC Operating Agreement in substantially the form attached thereto.

              "Law" means any federal, state or local statute, law, ordinance, regulation, rule, code, order, requirement.

              "Liability" shall mean any debt, obligation, duty or liability of any nature.

              "LLC Operating Agreement" shall mean the Limited Liability Company Operating Agreement for the Company, adopted by Seller and the Company and to be joined by the Buyer at Closing in the form attached as Exhibit G.

              "Material Adverse Effect" shall mean events, facts or circumstances which, alone or in the aggregate, have or could reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, properties, or operations of the Company and the Project Subsidiaries taken as a whole.

              "Multiemployer Plan" shall have the meaning set forth in Section 3(37) of ERISA.

              "Multiple Employer Plan" shall mean a plan with two or more contributing sponsors, at least two of which are not under common control, within the meaning of Section 4063 of ERISA.

              "Permits" shall have the meaning set forth in Section 3.8 hereof.

              "Person" shall mean any individual, partnership, joint-stock company, joint venture, corporation, limited liability company, trust or unincorporated organization, or a government or agency or political subdivision thereof.

              "Plans" shall have the meaning, set forth in Section 3.12 hereof.

              "Power Purchase Agreement" shall mean, with respect to any Project, the agreement pursuant to which such Project provides electricity to one or more persons, each of which is listed in Section 3.8 of the Seller Disclosure Schedule.

              "Pre-Closing Period" shall mean all Tax periods ending on or before the Closing Date and Taxes relating to all activity through the Closing Date.

              "Projects" shall mean those projects and facilities commonly known as Salton Sea Unit I, Salton Sea Unit II, Salton Sea Unit III, Salton Sea Unit IV, Salton Sea Unit V, Vulcan, Hoch (Del Ranch), Elmore, Leathers, CE Turbo, Yuma, PRI, NorCon and Saranac, which are owned by certain Project Subsidiaries.

              "Project Documents" shall mean those certain documents listed in
    Section 3.8 of the Seller Disclosure Schedule.

              "Project Subsidiaries" shall have the meaning set forth in the recitals hereto.

              "Proprietary Rights" shall have the meaning set forth in Section
3.14 hereof.

              "Purchase Price" shall have the meaning set forth in Section 2.1 hereof.

              "PUHCA" shall mean the Public Utility Holding Company Act of 1935, as amended, and the rules and regulations promulgated thereunder.

                                    I

              "PURPA" shall mean the Public Utility Regulatory Policies Act of 1978, as amended, the regulations promulgated by FERC thereunder, and any published, final and non-appealable decision of FERC applying or interpreting such act, rules and regulations.

              "Qualifying Facility" shall mean a power plant which has qualified as a "small power production facility" or a "cogeneration facility" as such terms are defined in PURPA.

              "Release" shall have the meaning set forth in CERCLA.

              "Representative" shall mean, with respect to any Person, each of such Person's directors, officers, employees, representatives and agents, and each of the heirs, executors and assigns of any of them.

              "Securities Act" shall mean the Securities Act of 1933, as amended.

              "Seller Indemnified Parties" shall have the meaning set forth in
Section 9.4(b) hereof.

              "Seller" shall have the meaning set forth in the preamble hereto.

              "Seller Disclosure Schedule" shall have the meaning set forth in
Article III hereof.

              "Single Employer Plan" shall mean a defined benefit pension plan which is subject to Title IV of ERISA and which is not a Multiemployer Plan.

              "Software" means any source code, object code, machine code, or other instructions of any kind or description which is loaded or to be loaded on any automated system or device of Seller or the Company or used at or in connection with a Project, including by way of illustration but not limitation, operating system, BIOS (basic input/output system), compilers, generators, interpreters, application programs (whether compiled or not, and whether interpreted or not), instructions stored on Programmable, Read Only Memory
(PROM) chips, instructions stored on Read Only Memory (ROM) chips, or instructions stored on Erasable, Programmable, Read Only Memory (EPROM) chips.

              "SSFC" shall mean the Salton Sea Funding Corporation.

              "Subsidiary" shall mean, with respect to any Person, a corporation, partnership, joint venture, association, limited liability company or other entity of which such Person owns, directly or indirectly, more than 50% of the outstanding voting stock or other ownership interest.

              "System" means any automated or partially automated application, function or process which utilizes Software and which has an input from or output to some other System, person or report.

              "Tax" (and, with correlative meaning, "Taxes") means any federal. state, local, or foreign taxes, charges, fees, levies or other assessments, including, without limitation, any net income tax or franchise tax based on net income, any alternative or add-on minimum taxes, any gross income, gross receipts, premium, sales, use, ad valorem, value added, transfer, profits, license, payroll, employment, withholding, excise, severance, stamp, occupation, property, environmental (including taxes under section 59A of the Code), capital stock, social security (or similar), unemployment, disability, registration, estimated, or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest credit or charge, penalty (including any penalty for failure to file a Tax Return), addition to tax or additional amount imposed by any Governmental Entity, whether disputed or not.

              "Tax Indemnity Agreement" shall mean that certain agreement between Seller and the Company substantially in the form of Exhibit H.

              "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

              "Transaction Regulatory Approvals" shall mean all regulatory approvals required to consummate the transactions contemplated hereby, including, without limitation, the Final Order of FERC granting separate recertification to each of the Projects, confirming that each of the Projects will maintain its Qualifying Facility status following the transactions contemplated hereby.

              "Working Capital payment" shall mean the sum of the Company's (i) unrestricted cash recorded on the Company's audited combined balance sheet as of December 31, 1998, (ii) plus accounts receivable from third parties recorded on the Company's audited combined balance sheet as of December 31, 1998 owed to the Company or the Project Subsidiaries (excluding Saranac and NorCon) as of December 3 1, 1998 which are for activity prior to December 1, 1998 and have been collected prior to Closing (iii) less accounts payable and accrued liabilities owed by the Company or the Project Subsidiaries (excluding Saranac and NorCon to third parties as of December 31, 1998 which relate to activity prior to December 1, 1998 but excluding (a) those accounts payable and accrued liabilities that have related restricted cash balances (but in any event to the extent Yuma, Saranac and PRI have combined accrued liabilities associated with restricted cash balances in excess of the related restricted cash balance, that amount shall be included as a reduction from the Working Capital Payment), (b) deferred revenue and (c) certain purchase accounting reserves to the extent they are not paid by December 30, 1999, but in any event not to exceed $ 1,700,000,
(iv) plus 50% of the Saranac project completion account balance not to exceed $600,000, (v) less 50% of any cash distributions (net of cash contributions) from the Company or the Project Subsidiaries to the Seller during the period between January 1, 1999 and the Closing Date related to revenues and expenses earned or accrued after November 30, 199S but specifically not to include the

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Company's share of the Saranac scrap sale proceeds and the distributions from the IPPCo Debt (vi) less 7.6% of the net sum of the items (i) through (v) above,
(vii) plus 38% of 50% of pretax book income of the Company excluding any recognized income related to (iii)(b) above between January 1, 1999 and the Closing Date and (viii) plus the Company's receivables relating to the Del Ranch and Elmore contract energy rate dispute for periods prior to December 1, 1998 which were not collected prior to Closing. It is agreed that all legal and other third party costs incurred in the collection efforts subsequent to December 31, 1998 shall be shared between the Seller and Company based upon the ratio of the disputed receivable paid in the Working Capital Payment to the Seller and that retained by the Company. The Working Capital Payment will be paid to Seller by Buyer and Seller will hold those funds in escrow. All interest earned on the actual escrowed funds will accrue to the Buyer. Escrowed funds will be released from time to time to Seller after Closing at the times and in amounts equal to the cash as it is allowed to be withdrawn from the Company to Buyer.

              Buyer, or its representatives, shall have reasonable access to the Company's and its Project Subsidiaries' books and records for 90 days subsequent to the Closing Date to verify the computation of the Working Capital Payment. Based on such review, should an adjustment be requested by the Buyer or the Seller, then Buyer and Seller will work together to agree on the adjustment within 30 days. If the difference between Seller's and Buyer's Working Capital Payment calculation is less than or equal to $50,000, Buyer and Seller shall split the difference between the two calculations. If Buyer and Seller cannot agree within $50,000, then they shall submit the issue to an independent audit firm (excluding Deloitte & Touche or PriceWaterhouseCoopers) mutually agreeable to Buyer and Seller, which will be responsible for computing the Working Capital Payment. Buyer or Seller shall submit reasonable agreed upon procedures language to be agreed between Buyer and Seller which will define an aggregate materiality limit for the auditors as $200,000. The conclusion from the audit firm shall be final and if such final auditors calculation shows an adjustment that is material and in favor of Buyer, such funds shall be refunded to Buyer within 30 days, and if such final adjustment results in a refund to the Seller, Buyer shall cause such funds to be paid to Seller, or the Company, within 30 days. Fees paid to the auditing firm shall be shared equally between Buyer and Seller but in no event shall Seller's portion exceed
$10,000. In no event will an audit adjustment be made to the Working Capital Payment after June 30, 1999. In no event shall the Working Capital Payment exceed $30,000,000.

              "Year 2000 Compliant" means that for the Projects and for any of Seller's or the Company's financial accounting, management reporting, telecommunications, environmental, access control or security Systems that will either continue to interface with any Project or on which Buyer or the Projects will have a right of processing, will function without interruption or human intervention with four-digit year processing on all Date Data, including errors or interruptions from functions which may involve Date Data from more than one century or leap years, regardless of the date of processing or date of Date Data (the term "Date Data" shall mean any data, input, or output which includes an indication of date).

              "Zinc Project Documents" shall mean the Agreements listed on
Section I of the Seller Disclosure Schedule.

              "Zinc Recovery Project" shall mean that certain zinc extraction facility located in Imperial Valley, California, owned by CalEnergy minerals LLC and all future expansions thereof and future minerals extraction or processing facilities developed in the vicinity of the Projects located in Imperial Valley, California.

                                    ARTICLE II.
                                 SALE OF INTERESTS

              2.1. Purchase and Sale of the Interests and Liabilities. Buyer and Seller hereby agree that upon the terms and subject to the satisfaction or waiver, if permissible, of the conditions set forth herein, Seller shall sell, transfer and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of all Encumbrances, the Class A Interests for a purchase price equal to Two Hundred and Twenty Nine Million Six Hundred and Twenty Five Thousand Dollars ($229,625,000) (the "Purchase Price"). The parties hereto acknowledge that the Purchase Price is based on the assumption that the IPPCO Debt shall be $400 million in aggregate principal amount.

              2.2. Excluded Assets and Liabilities. Seller's contribution to the Company of the Project Subsidiaries was made after retention by Seller of 100% of the title to Minerals LLC and certain other rights and interests referenced in Section 2.2 of the Seller Disclosure Schedule, and, accordingly, the Class A Interests do not represent or have any right or interest in those assets forming a part of the Zinc Recovery Project (it being expressly acknowledged and agreed that any minerals recovery project at the geothermal Projects in Imperial Valley, including, without limitation, the Zinc Recovery Project does not constitute a Project hereunder) or those certain rights and interests referenced in Section 2.2 of the Seller Disclosure Schedule (the "Excluded Assets"). Seller shall retain, and shall be responsible for paying, performing and discharging when due, and none of Buyer, the Company or the Project Subsidiaries shall assume or have any responsibility for, all Liabilities (including, without limitation, any Liabilities relating to Hazardous Materials or non-compliance with Environmental Laws) relating to the Excluded Assets (the "Excluded Liabilities").

              2.3. Closing: Closing Date. (a) Subject to the satisfaction or waiver, if permissible, of the conditions set forth herein, the closing of the purchase and sale of the Class A Interests and the other transactions contemplated hereby (the "Closing") shall be held at 10:00 a.m. on March 3, 1999 to be effective as of 11:58 P.M., at the offices of Willkie Farr & Gallagher, 787 Seventh Avenue, New York, New York (or at such other time, date or place as the parties may mutually agree, hereinafter referred to as the "Closing Date.")

             (b) At the Closing, Seller shall deliver the following to Buyer:

               (i) Membership certificate(s) with appropriate transfer stamps, if any, affixed thereto, representing the Class A Interests with appropriate assignment documents or accompanied by other duly executed instruments of transfer;

               (ii) The certificates contemplated by Section 8.3 hereof;

               (iii) The LLC Operating Agreement, duly executed by Seller and the Company;

               (iv)   The Tax Indemnity Agreement;

               (v)    The Indemnity Agreement;

               (vi)   The Development Agreement;

               (vii)  The Administrative Services Agreement;

               (viii) The Escrow Agreement;

               (ix) All other documents required to be delivered by Seller on or prior to the Closing Date pursuant to this Agreement.

         (c) At the Closing, Buyer shall deliver to Seller:

               (i)    The amount of the Purchase Price;

               (ii) The Working Capital Payment for deposit into the escrow created by the Escrow Agreement;

               (iii)  The certificates contemplated by Section 7.3 hereof;

               (iv) The Joinder Agreement with respect to the LLC Operating Agreement, duly executed by Buyer;

               (v)    The Agreement Concerning Consideration;

               (vi)   The Buyer Equity Commitment Agreement;

               (vii)  The Indemnity Agreement;

               (viii) The Power Marketing Services Agreement;

               (ix)   The Fuel Management Services Agreement;

               (x)    The Development Agreement; and

               (xi) All other documents required to be delivered by Buyer on or prior to the Closing Date pursuant to this Agreement.

              (d) All payments to be made by Buyer pursuant to this Section 2.3 shall be made by wire transfer of immediately available funds to such bank account or bank accounts designated by Seller.

                               ARTICLE III.

                REPRESENTATIONS AND WARRANTIES OF SELLER

              Except as set forth in the Disclosure Schedule delivered by Seller to Buyer concurrently with the execution and delivery by Seller of this Agreement (the "Seller Disclosure Schedule"), the parts of which are numbered according to, and are specifically (unless otherwise manifest on the face of the Seller Disclosure Schedule) in respect of, the relevant Section of this Agreement, Seller hereby represents and warrants to Buyer as follows:

              3.1. Corporate Organization. Etc. Each of the Company and the Project Subsidiaries is a corporation, limited liability company or partnership, as the case may be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate, company or partnership power and authority to conduct its business as it is now being conducted and to own, lease and operate its property and assets, except where the failure to be so organized, existing and in good standing or to have such power or authority will not, in the aggregate, either (i) have a Material Adverse Effect (ii) impair the ability of Seller to perform its material obligations under this Agreement. Each of the Company and the Project Subsidiaries is qualified or licensed to do business as a foreign corporation, company or partnership, and is in good standing in each jurisdiction in which ownership of property or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed will not have a Material Adverse Effect. True and complete copies of the Company's certificate of formation, as presently in effect, have been heretofore delivered to Buyer.

              3.2. Capitalization of the Company. (a) The authorized equity capital of the Company consists of the Class A Interests and the Class B Interests. All the Interests are issued and outstanding as of the date of this Agreement. All of the Interests are duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereto. There are no outstanding (i) securities convertible into or exchangeable for the equity capital of the Company, (ii) options, warrants or other rights to purchase or subscribe for equity capital of the Company or (iii) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any equity capital of the Company, any such convertible or exchangeable securities or any such options, warrants or rights, pursuant to which, in any of the foregoing cases, the Company is subject to or bound. Except for the LLC Operating Agreement, there are no voting trusts, member agreements or other similar instruments restricting or relating to the rights of the holders of Interests to vote, transfer or receive dividends with respect to the Interests.

              (b) Upon delivery of the Class A Interests against payment of the Purchase Price by Buyer in accordance with Section 2 of this Agreement, valid and marketable title to the Class A Interests, free and clear of any Encumbrance, will pass to Buyer.

              3.3. Project Subsidiaries. Section 3.3 of the Seller Disclosure Schedule lists each of the Project Subsidiaries (together with its jurisdiction of organization and the names of the holders of record of the equity interests in each of the Project Subsidiaries and the type of entity). Except as set forth in Section 3.3 of the Seller Disclosure Schedule, all issued and outstanding interests of equity capital of each of the Project Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and are owned, directly or indirectly, by the Company, free and clear of all Encumbrances and any preemptive rights in respect thereto. Except as set forth in the Project Documents, there are no outstanding (i) securities convertible into or exchangeable for the equity capital of the Project Subsidiaries, (ii) options, warrants or other rights to purchase or subscribe for equity capital of the Project Subsidiaries or (iii) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any equity capital of the Project Subsidiaries, any such convertible or exchangeable securities or any such options, warrants or rights, pursuant to which, in any of the foregoing cases, the Project Subsidiaries are subject to or bound.
Except for the agreements listed in Section 3.3 of the Seller Disclosure Schedule, or as otherwise set forth in the Project Documents, there are no voting trusts, member agreements or other similar instruments restricting or relating to the rights of the holders of equity interests in the Project Subsidiaries to vote, transfer or receive dividends with respect to the equity interests in the Project Subsidiaries. True and complete copies of the certificate of incorporation and by-laws (or other comparable governing documents) of each of the Project Subsidiaries have been heretofore delivered to Buyer. Except for the Project Subsidiaries, there are no other corporations, partnerships, limited liability companies, joint ventures. associations or other entities in which the Company owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent otherwise) to acquire the same.

               3.4. Authority Relative to this Agreement. Seller has all requisite corporate authority and power to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all required corporate action on the part of Seller and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and, assuming this Agreement has been duly authorized, executed and delivered by Buyer, this Agreement constitutes a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers and subject to the limitations imposed by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity).

              3.5. No Conflict or Violation; Consents and Approvals. Neither the execution and delivery of this Agreement by Seller nor the consummation of the transactions contemplated hereby, nor the fulfillment of the terms and compliance with the provisions hereof, by Seller will (a) violate any provision of the certificate of incorporation or by-laws (or other comparable governing documents) of Seller, the Company or any of the Project Subsidiaries, (b) require the consent, waiver or approval of any Federal, state, local or foreign government, or regulatory authority, agency or commission, including courts of competent jurisdiction, domestic or foreign (a "Governmental Entity"), except for
(i) consents and approvals to be made and obtained before the Closing and those which have been made and obtained and (ii) such consents and approvals which, if not made or obtained, will not, in the aggregate, have a Material Adverse Effect or impair the ability of Seller to consummate the transactions contemplated by this Agreement, (c) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or any obligation to repay) under, any of the terms, conditions or provisions of any indenture, mortgage, note, bond, encumbrance, license, government registration, contract, lease, franchise, permit, agreement or other instrument or obligation to which Seller, the Company or any of the Project Subsidiaries is a party or by which Seller, the Company or any of the Project Subsidiaries or any of their respective properties or assets may be bound, except such violations, breaches and defaults which, in the aggregate, will not have a Material Adverse Effect or (d) violate any order, writ, judgment, injunction, decree, statute, ordinance, rule or regulation of any Governmental Entity applicable to Seller, the Company or any of the Project Subsidiaries or by which any of their respective properties or assets may be bound, except such violations which, in the aggregate, will not have a Material Adverse Effect.

               3.6. Financial Statements. Seller has previously furnished to Buyer the audited combined financial statements of the Company and the related audited combined financial statements of operations and cash flows of the Company (including any related notes) for the fiscal years ending December 31, 1998 (the "Combined Financial Statements"). The balance sheet included in the Combined Financial Statements, in all material respects, fairly presents the combined financial position of the Company as of its date, and the other related statements included in the Combined Financial Statements, in all material respects, fairly present the combined results of operations of the Company for the periods presented therein, all in conformity with GAAP, applied on a consistent basis.

              3.7. Absence of Certain Changes. Since December 31, 1998, the Company and the Project Subsidiaries taken as a whole have not (a) suffered any change in its business, operations or financial position, except such changes which, in the aggregate, are not reasonably likely to have a Material Adverse Effect, (b) conducted its businesses in any material respect not in the ordinary and usual course consistent with past practice or (c) except in the ordinary course of business and consistent with past practice including the IPPCo Debt and except with respect to the Excluded Assets and the Excluded Liabilities, and other transactions contemplated by this Agreement, (i) incurred any indebtedness or issued any debt securities or assumed or guaranteed the obligations of any other Person, (ii) declared, set aside for payment or paid any dividend or other distribution (whether in cash, stock, property or any combination thereof) in respect of the equity of the Company or any of the Project Subsidiaries, or redeemed or otherwise acquired any interests of equity of the Company or any of the Project Subsidiaries, (iii) sold, transferred or otherwise disposed of, any of its material property or assets, (iv) created any material Encumbrance on any of its material property or assets, (v) increased in any manner the rate or terms of compensation of any of their directors, officers or other employees,
(vi) paid or agreed to pay any pension, retirement allowance or other employee benefit not required by any existing Plan or other agreement or arrangement to any such director, officer or employee, whether past or present, (vii) entered into or amended any employment, bonus, severance or retirement contract, (viii) made any change in any method of accounting or accounting practice or policy used by the Company and the Project Subsidiaries, except as disclosed in Section 3.7(b)(viii) of the Disclosure Schedule, (ix) issued or sold any capital stock of the Company or any of the Project Subsidiaries, or (x) made any capital expenditure or commitment for any capital expenditure in excess of $25,000 or $250,000 in the aggregate other than pursuant to the 1999 annual budgets.

              3.8. Material Contracts. (a) Section 3.8(a) of the Seller Disclosure Schedule lists each of the following material contracts and agreements (including, without limitation, oral and informal arrangements) of the Company and the Project Subsidiaries (such contracts and agreements, together with all contracts, agreements, leases and subleases concerning the management or operation of any real property listed or otherwise disclosed in the Seller Disclosure Schedule to which the Company or any Project Subsidiary is a party, being "Material Contracts"):

                  (i) each material contract, agreement and other arrangement, with the Company or any Project Subsidiary or otherwise related to their respective properties or assets;

                  (ii) all Power Purchase Agreements and all other material agreements relating to the purchase and sale of electricity by the Company or any of the Project Subsidiaries;

                  (iii) all Project Documents;

                  (iv) all material contracts and agreements relating to indebtedness of the Company and any Project Subsidiary;

                  (v) all material contracts and agreements with any Governmental Entity to which the Company or any Project Subsidiary is a party;

                  (vi) all material contracts and agreements that limit the ability of the Company or any Project Subsidiary to compete in any line of business or with any Person or in any geographic area or during any period of time;

                  (vii) all material contracts and agreements between or among the Company or any Project Subsidiary, on the one hand, and Seller or any Affiliate of Seller, on the other hand; and

                  (viii) all other contracts and agreements, whether or not made in the ordinary course of business, which are material to the Company, any Project Subsidiary or the absence of which would have a Material Adverse Effect.

              (b) Except as disclosed in Section 3.8(b) of the Seller Disclosure Schedule, each Material Contract: (i) is valid and binding on the respective parties thereto and is in full force and effect and, (ii) upon consummation of the transactions contemplated by this Agreement, shall continue in full force and effect without penalty or other adverse consequence. To Seller's knowledge, neither the Company nor any of the Project Subsidiaries is in breach of, or default under, any Material Contract.

              (c) Except as disclosed in Section 3.8(c) of the Seller Disclosure Schedule, to the knowledge of Seller, no other party is in breach thereof or default under any Material Contract.

              (d) Except as disclosed in Section 3.8(d) of the Seller Disclosure Schedule or Project Documents, there is no contract, agreement or other arrangement granting any Person any preferential right to purchase, other than in the ordinary course of business consistent with past practice, any of the material properties or assets of the Company or any Project Subsidiary.

              (e) Except for the Zinc Project Documents and Material Contracts listed on the Seller Disclosure Schedule which were provided to Buyer through Seller's data room in Houston, documents which have otherwise been provided to Buyer upon request, documents and contracts contemplated with respect to the IPPCo Debt, documents referenced in the litigation section of the Seller Disclosure Schedule or documents otherwise reflected in the proforma's delivered to Buyer with respect to the Company, there are no contracts or agreements which would have a Material Adverse Effect.

              3.9. Compliance with Law. The business of the Company and its Subsidiaries is not being conducted in violation of any applicable order, writ, judgment, injunction, decree, statute, ordinance, rule or regulation of any Governmental Entity, except such violations which, in the aggregate, will not have a Material Adverse Effect. Neither the Company nor any of the Project Subsidiaries is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (a) its certificate of incorporation or by-laws (or other comparable governing documents) or (b) any order, writ, judgment, injunction, decree, statute, ordinance, rule or regulation of any Governmental Entity applicable to the Company and the Project Subsidiaries, except such defaults and violations which, in the aggregate will not have a Material Adverse Effect. The Company has all governmental permits, licenses and authorizations necessary for the conduct of its and the Project Subsidiaries', businesses as presently conducted (the "Permits") and is in compliance with the terms of the Permits, except for such Permits the absence of which would not have a Material Adverse Effect or any non-compliance with which will not have a Material Adverse Effect.

              3.10. Litigation. Except as provided in Section 3.10 of the Seller Disclosure Schedule, as of the date of this Agreement, there is no action, suit or proceeding pending, or, to the knowledge of Seller, threatened, against the Company or the Project Subsidiaries or any properties or rights of the Company or the Project Subsidiaries, before any Governmental Entity which involves a claim other than worker's compensation claims, EEOC claims, or similar employment related claims.

              3. 11. Taxes.

              (a) Except as disclosed in Section 3.11 of the Seller Disclosure
Schedule:

               (i) Each of the Company and the Project Subsidiaries have filed all material Tax Returns that each was required to be filed as of Closing Date, and all such Tax Returns were correct and complete in all material respects.

              (ii) All Taxes owed by the Company or any of the Project Subsidiaries (whether or not shown on any Tax Return) have been paid.

             (iii) To the Seller's knowledge, no claim has ever been made by a Governmental Entity in a jurisdiction where the Company or any of the Project Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

              (iv) To the Seller's knowledge, there are no Encumbrances with respect to any of the assets of the Company or any of the Project Subsidiaries or with respect to the stock of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

               (v) To the Seller's knowledge, the Company and each of the Project Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

              (vi) None of the Company and the Project Subsidiaries has waived any statute of limitations in respect of any income Taxes or agreed to any extension of time with respect to an income Tax assessment or deficiency for any taxable period.

             (vii) None of the Company and the Project Subsidiaries currently is the beneficiary of any extension of time within which to File any Tax Return.

             (viii) Seller is not a "foreign person" for purposes of
         Section 1445 of the Code.

           (b) Section 3.11 of the Seller Disclosure Schedule lists the only Tax periods for which the statute of limitations for Taxes are open for the Company or any of the Project Subsidiaries.

           (c) Except as described in Section 3.11 of the Seller Disclosure Schedule, none of the Company and the Project Subsidiaries:

             (i) has filed a consent under section 341(f) of the Code concerning collapsible corporations;

             (ii) has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under section 28OG of the Code;

             (iii) is a party to any Tax allocation or sharing agreement; and

             (iv) has been a member of an Affiliated Group filing a consolidated federal income Tax Return

         (d) Section 3.11 of the Seller Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to any of the Company and the Project Subsidiaries for taxable periods ended on or after December 31, 1997, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit.

         (e) The Sellers have delivered to the Buyer true and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Company and the Project Subsidiaries for the tax years ended December 31, 1996 and 1997.

         (f) For federal income tax purposes, the transaction will be treated as a purchase and sale of 50% of California Energy Development Corporation, Magma Power Company and Falcon Seaboard Resources, Inc. Further, the Company will elect (and Buyer and Seller will consent) to be treated as an association for federal income tax purposes pursuant to an election under Reg. 301.7701-3(c) to be effective at the beginning of the day following the Closing Date. For federal income tax purposes, the effect of these transactions will be treated as an asset sale on the Closing Date followed by a contribution, directly or indirectly, by the Buyer and Seller under Code Section 351 to a newly formed corporation, that comes into existence as of the beginning of the day immediately following the Closing Date. Buyer and Seller agree to treat the transaction accordingly, and agree to take all steps (including the execution of all forms) necessary to effectuate this treatment.

             3.12. Employee Benefit Plans; ERISA. (a) Section 3.12(a) of the Seller Disclosure Schedule sets forth a complete and correct list of all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained by the Company or any of the Project Subsidiaries or to which the

Company or any of the Project Subsidiaries has any obligation or liability, contingent or otherwise; and all bonus or other incentive compensation, deferred compensation, salary continuation, disability, stock award, stock option, stock purchase, severance, parachute or other material employee benefit policies or arrangements which the Company or any of the Project Subsidiaries maintains or to which the Company or any of the Project Subsidiaries has any obligation or liability (contingent or otherwise) (collectively referred to as the "Plans").

                     (b) None of the Plans is a Multiemployer Plan or a Multiple Employer Plan. Neither the Company nor any of the Project Subsidiaries has any material liability due to a complete or partial withdrawal from a Multiemployer Plan or Multiple Employer Plan or due to the termination or reorganization of a Multiemployer Plan, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such Liability to the Company or any of the Project Subsidiaries.

                     (c) None of the Plans is a Single Employer Plan and none of the Company or any of the Project Subsidiaries has any material Liability under
Section 4062 of ERISA to the Pension Benefit Guaranty Corporation ("PBGC") or to a trustee appointed under Section 4042 of ERISA, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such Liability to the Company or any of the Project Subsidiaries.

                     (d) Each Plan that is intended to qualify under Section 401(a) of the Code, and the trust maintained pursuant thereto, has been determined to be so qualified and exempt from taxation under Section 501(a) of the Code, and nothing has occurred with respect to the operation of any such Plan that could reasonably be expected to adversely affect such qualification or tax-exempt status.

                     (e) There has been no violation of ERISA or the Code with respect to the filing of applicable reports, documents or notices regarding the Plans with any governmental authority or the furnishing of required reports, documents or notices to the participants or beneficiaries of the Plans, except for such violations as would not result in a Material Adverse Effect.

              3.13. Title to Properties. The Company and the Project Subsidiaries have good and valid title to all of the assets and properties (real and personal) which they own and which are reflected on the Combined Financial Statements (except for assets and properties sold, consumed or otherwise disposed of by them in the ordinary course of business since December 31, 1998), and such assets and properties are owned free and clear of all Encumbrances, except for (i) Encumbrances to secure indebtedness reflected on the Combined Financial Statements or indebtedness incurred in the ordinary course of business and consistent with past practice after the date thereof, (ii) mechanics', materialmens' and other Encumbrances which have arisen in the ordinary course of business, (iii) Encumbrances set forth in the Seller Disclosure Schedule and
(iv) Encumbrances which, in the aggregate, are not reasonably likely to impair, in any material respect, the continued use of such asset or property.

              3.14. Intellectual Property. (a) Section 3.14 of the Seller Disclosure Schedule sets forth all intellectual property assets that are owned by or licensed to the Company or any Project Subsidiary, or that are otherwise used in connection with the Company's or any Project Subsidiary's business (each individually a "Proprietary Asset"). The Proprietary Assets represent all of the intellectual property necessary to conduct the business of the Company and the Project Subsidiaries as it is currently being conducted. The Company and each of the Project Subsidiaries has taken reasonable measures and precautions necessary to protect the confidentiality and value of each Proprietary Asset identified or required to be identified in Section 3.14 of the Seller Disclosure Schedule.

                     (b) Except as would not have a Material Adverse Effect, to the knowledge of Seller neither the Company nor any Project Subsidiary is infringing or has at any time infringed or received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement of any Proprietary Asset owned or used by any other Person. To the knowledge of Seller, no Person is infringing, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any Proprietary Asset owned or used by the Company or any Project Subsidiary.

                     (c) To the knowledge of Seller, all licenses or sublicenses pursuant to which the Company uses any Proprietary Asset are legal, validly binding, and enforceable and in full force and effect and will continue to be so in the same form as in effect on the date hereof after the consummation of the transactions contemplated by this Agreement; and the consummation of the transactions contemplated by this Agreement will not constitute an event of default under any such license or sublicense.

              3.15. Insurance. The Company and the Project Subsidiaries, in the ordinary course of business, maintain policies of fire and casualty, liability and other forms of insurance in such amounts, with such, premiums, deductibles and covering such risks and losses as are reasonable and customary for their business, assets and properties. All material insurance policies (the "Insurance Policies") with respect to the property, assets, operations and business of the Company and the Project Subsidiaries are and, to Seller's knowledge after the Closing will continue to be, in full force and effect and all premiums due and payable thereon have been paid in full, and no notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation. There are no pending material claims under the Insurance Policies by the Company as to which the insurers have denied liability.

              3.16. Environmental Matters. To the knowledge of Seller, the Company and the Project Subsidiaries are in compliance in all material respects with all Environmental Laws. To the knowledge of Seller, the Company and the Project Subsidiaries have all the necessary permits required under Environmental Laws for the operation of their respective businesses, and are not in violation of any of the terms and conditions of any of such permits. Neither the Company nor any of the Project Subsidiaries has received any notice or other communication (in writing or otherwise) from a governmental agency that alleges that the Company or any of the Project Subsidiaries is not presently in compliance with any Environmental Law. Except as set forth in Section 3.16 of the Seller Disclosure Schedule, neither the Company nor any of the Project Subsidiaries has generated, manufactured, produced, transported, imported, used, treated, refined, processed, handled, stored, discharged, released, or disposed of any Hazardous Materials (whether lawfully or unlawfully) at any of the property occupied or controlled by the Company or any of the Project Subsidiaries on or at any time prior to the Closing Date. To the knowledge of Seller, there are not and have not been any Releases or threatened Releases of any Hazardous Materials at, on, or from any of the real property owned or leased by the Company of any of the Project Subsidiaries. To the knowledge of Seller, there are no circumstances that may prevent or interfere with the Company's or any of the Project Subsidiaries' compliance in all material respects with any Environmental Law.

              3.17. Employee and Labor Matters. Except as set forth in Section
3.17 of the Seller Disclosure Schedule, as of the date hereof: (a) Neither the Company nor any of the Project Subsidiaries is a party to any collective bargaining or other labor union contract applicable to persons employed by them; (b) (i) the Company and the Project Subsidiaries are in compliance in all material respects with all applicable laws relating to employment and employment practices, wages, hours, and terms and conditions of employment, (ii) there are no material charges with respect to or relating to the Company or any of the Project Subsidiaries pending before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices and (iii) there is no labor dispute, strike or work stoppage against the Company or the Project Subsidiaries, pending or, to the knowledge of Seller, threatened which may interfere with the business activities of the Company or the Project Subsidiaries, except where such non-compliance, charge, dispute, strike or work stoppage would not have a Material Adverse Effect, and (c) neither the Company nor any of the Project Subsidiaries nor their respective employees has committed any unfair labor practices in connection with the operation of the business of the Company and the Project Subsidiaries, and there is no charge or complaint against the Company or the Project Subsidiaries, by the National Labor Relations Board or any comparable state agency pending, to the knowledge of Seller, or threatened in writing, except where such unfair labor practice, charge or complaint would not have a Material Adverse Effect.

              3.18. Electric Utility Status. As of the date of this Agreement, Seller is not an Electric Utility.

              3.19. OF Status. Each Project that has commenced commercial operation has met at all times since such commencement of operations all of the requirements to hold qualifying facility status under PURPA or has been granted a waiver of such requirements by FERC covering all periods when such requirements were not met. Each Project has been certified by, or to, FERC as a qualifying facility.

              3.20. Brokers and Finders. No broker, finder or investment banker (other than Credit Suisse First Boston Corporation and Lehman Brothers Inc. and Seller shall be solely responsible for their fees) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or the Company or any of their Affiliates.

              3.21. Operations. At all times, Seller has caused the Projects to be operated in conformance with Good Utility Practices and will continue to do so through the Closing.

              3.22. Year 2000 Representations. As its sole and exclusive representation made herein with respect to Y2K compliance (the "Year 2000 Representation") Seller hereby represents the following:

                   With respect to each Project on the Closing Date, the Company has begun a commercially reasonable process of causing such Project to be substantially Year 2000 Compliant prior to August 31, 1999. In the event that any Project is not, as of the Closing Date, Year 2000 Compliant, then Seller represents that it has dedicated commercially reasonable resources necessary to fully change, test and implement all Software to be Year 2000 Compliant by August 31, 1999, or that it has made the determination, after commercially reasonable investigation, that the failure of any item of Software to be Year 2000 Compliant will not affect any material aspect of any Project's output, safety or environmental component, or the ability to account for revenues from or costs incurred by each such Project.

                   To the extent any other representation made otherwise in this Agreement may be in conflict with the foregoing paragraph, then the preceding Year 2000 Representation shall prevail.

                                ARTICLE IV.

                REPRESENTATIONS AND WARRANTIES OF BUYER

              Except as set forth in the Disclosure Schedule delivered by Buyer to Seller concurrently with the execution and delivery by Buyer of this Agreement (the "Buyer Disclosure Schedule") the parts of which are numbered according to, and are specifically (unless otherwise manifest on the face of the Buyer Disclosure Schedule) in respect of, the relevant Section of this Agreement, Buyer represents and warrants to Seller as follows:

              4.1. Corporate Organization; Etc. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate power and authority to conduct its business as it is now being conducted and to own, lease and operate its property and assets except where the failure to be so organized, existing and in good standing or to have such power or authority would not, in the aggregate, either (i) have a material adverse effect on the business, results of operations, assets or financial condition of Buyer or (ii) impair, hinder or adversely affect the ability of Buyer to perform material obligations under this Agreement or to consummate the transactions contemplated hereby (either of such effects, a "Buyer Material Adverse Effect").

              4.2. Authority Relative to this Agreement. Buyer has all requisite corporate authority and power to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all required corporate or company action on the part of Buyer and no other corporate or company proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and, assuming this Agreement has been duly authorized, executed and delivered by Seller, this Agreement constitutes a valid and binding, agreement of Buyer, enforceable against Buyer in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers and subject to the limitations imposed by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity).

              4.3. No Conflict or Violation; Consents and Approvals. Neither the execution and delivery of this Agreement by Buyer nor the consummation of the transactions contemplated hereby by Buyer will (a) violate any provision of the certificate of incorporation or by-laws (or other comparable governing documents) of Buyer, (b) require the consent or approval of any Governmental Entity, except for (i) consents and approvals to be made and obtained before the Closing and those which have been made and obtained and (ii) such consents and approvals, which, if not made or obtained, will not, in the aggregate, have a Buyer Material Adverse Effect or (c) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or any obligation to repay) under, any of the terms, conditions or provisions of any indenture, mortgage, note, bond, encumbrance, license, government registration, contract, lease, franchise, permit, agreement or other instrument or obligation to which Buyer is a party or by which Buyer or any of its properties or assets may be bound, except such violations, breaches and defaults which, in the aggregate, will not have a Buyer Material Adverse Effect or (d) violate any order, writ, judgment, injunction, decree, statute, ordinance, rule or regulation of any Governmental Entity applicable to Buyer or by which any of its properties or assets may be bound, except such violations which, in the aggregate, will not have a Buyer Material Adverse Effect.

              4.4. Investment Intent. Buyer is acquiring the Class A Interests for its own account for investment and not with a view towards the resale, transfer or distribution thereof, nor with any present intention of distributing the Class A Interests in violation of the Securities Act, other applicable Federal or state securities laws, and the rules and regulations promulgated thereunder. Buyer understands that the Class A Interests have not been registered under the Securities Act or other applicable Federal or state securities laws, and the rules and regulations promulgated thereunder, by reason of the contemplated sale of the Class A Interests in a transaction exempt from the registration requirements of the Securities Act and state securities laws, and the rules and regulations promulgated thereunder. Buyer represents that it is fully informed as to the applicable limitations upon any distribution or resale of the Class A Interests under the Securities Act and other applicable Federal and state securities laws, and the rules and regulations promulgated thereunder, and Buyer agrees that it will refrain from transferring, distributing or otherwise disposing of the Class A Interests, or any interest therein, in such manner as to violate the registration requirements of the Securities Act or of any applicable Federal or state securities law, and the rules and regulations promulgated thereunder. Buyer is an "accredited investor" as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

              4.5. Due Diligence. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Company as contemplated by this Agreement, and is able to bear the economic risk of such investment for an indefinite period of time. Buyer has been furnished access to such information and documents as it has requested and has been afforded an opportunity to ask questions of and receive answers from representatives of the Company concerning the Company, the Projects, the terms and conditions of this Agreement and the purchase of the Class A Interests contemplated hereby.

              4.6. Available Funds. As of the date of this Agreement, and as of the Closing Date, Buyer has, and will have, sufficient funds available to satisfy the obligation of Buyer to pay the Purchase Price and to pay all fees and expenses of Buyer related to the transaction contemplated hereby without the need to obtain additional financing.

              4.7. Electric Utility Status. Buyer is not an Electric Utility.

              4.8. Brokers and Finders. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

                               ARTICLE V.
                               COVENANTS

              5.1. Conduct of the Business Pending the Closing. Except as contemplated by this Agreement, as set forth in the Seller Disclosure Schedule or with the prior written consent of Buyer, during the period from the date of this Agreement to the Closing, Seller will cause the Company to: conduct its businesses and operations according to its ordinary and usual course of business consistent with past practice and will use all reasonable efforts consistent therewith to preserve intact its properties, assets and business organizations, keep available the services of the officers and employees of the Company and the Project Subsidiaries, preserve generally the present relationships with persons having business dealings with the Company or the Project Subsidiaries and maintain satisfactory relationships with customers, suppliers, distributors and others having commercially beneficial business relationships with the Company, in each case in the ordinary course of business consistent with past practice, and Seller shall be permitted to incur the IPPCo Debt and distribute the proceeds thereof directly to Seller or otherwise repay or refund capital advances to the Project Subsidiaries from Seller and distribute the Excluded Assets and assume the Excluded Liabilities. Seller will not, and will not permit the Company or any Project Subsidiary to, take any action with the purpose of causing any of the conditions to Buyer's obligations set forth in Article VIII hereof to not be satisfied.

              5.2. Capital Contributions. Buyer shall provide fifty percent (50%) of all equity capital contributions required for the construction of the Projects commonly known as Salton Sea Unit V and CE Turbo payable in accordance with the Buyer Equity Commitment Agreement.

              5.3. Restructuring/Development. Seller and Buyer contemplate that after the Closing, Buyer shall develop and propose certain restructuring and marketing plans ("Restructuring Proposals") which the parties shall review and, if agreed, establish target outcomes related to any opportunities. Seller and Buyer agree to cooperate in the proposal and development of power plant repowering, expansion and development opportunities at the Project sites pursuant to the Development Agreement.

              5.4. Consents and Approvals. (a) Each of the parties hereto shall use its reasonable best efforts to (i) obtain as promptly as practicable all consents, authorizations, approvals and waivers required in connection with the consummation of the transactions contemplated by this Agreement under any Federal, state, local or foreign law or regulation, (including, without limitation, all of the Transaction Regulatory Approvals), (ii) promptly lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties hereto to consummate the transactions contemplated hereby and (iii) promptly effect all necessary registrations and filings (including, without limitation, filings under the HSR Act, if necessary, and filings with Governmental Entities necessary to obtain all of the Transaction Regulatory Approvals) and submissions of information requested by any Governmental Entity. The parties hereto further covenant and agree, with respect to any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby, to respectively use their reasonable best efforts to prevent the entry, enactment or promulgation thereof, as the case may be.

              (b) Each party hereto shall promptly inform the other of any material communication from the FERC or any other Governmental Entity regarding any of the transactions contemplated hereby. If any party hereto or any Affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to the transactions contemplated hereby, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. Seller and Buyer shall advise each other promptly in respect of any understandings, undertakings or agreements (oral or written) that Seller or Buyer, as the case may be, proposes to make or enter into with the FERC or any other Governmental Entity in connection with the transactions contemplated hereby.

              5.5. Filings. Promptly after the execution of this Agreement, each of the parties hereto shall prepare and make or cause to be made any required filings, submissions and notifications under the laws of any domestic or foreign jurisdiction to the extent that such filings are necessary to consummate the transactions contemplated hereby and will use its reasonable best efforts to take all other actions necessary to consummate the transactions contemplated hereby by the Closing Date in a manner consistent with applicable law. Each of the parties hereto will furnish to the other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing.

              5.6. Covenant to Satisfy Conditions. Seller and Buyer will each respectively use all reasonable efforts to ensure that the conditions set forth herein are satisfied, insofar as such matters are within the control of such party.

              5.7. Further Assurances. Upon the terms and subject to the conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other party hereto in doing, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including, but not limited to,
(a) the satisfaction of the conditions precedent to the obligations of any of the parties hereto, (b) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the performance of the obligations hereunder or thereunder and (c) the execution and delivery of such instruments, and the taking of such other actions as the other party hereto may reasonably require in order to carry out the intent of this Agreement.

              5.8. Allocation of Purchase Price. Buyer, Company and the Seller agree that the Purchase Price and the liabilities of the Company will be allocated to the shares held directly by the Company for all purposes (including Tax and financial accounting) as shown on a schedule to be mutually agreed by the Seller and Buyer within 90 days following the Closing Date. Buyer, the Company, the Project Subsidiaries, and the Seller will file all Tax Returns

(including amended returns and claims for refund) and information reports in a manner consistent with such allocation.

                                    ARTICLE VI.
                       CONDITIONS TO EACH PARTY'S OBLIGATIONS

              The obligation of each party to effect the transactions contemplated hereby shall be subject to the fulfillment, or written waiver by each of the parties, at or prior to the Closing of each of the following conditions:

              6.1. Debt Financing. The Company shall have issued the IPPCo Debt and distributed the entire gross proceeds thereof to Seller consistent with the use of proceeds described in the preliminary offering circular dated as of February 18, 1999 with respect to the IPPCO Debt, provided that the discount to initial purchasers and transaction costs and fees shall be paid directly by the Company on behalf of the Seller and deducted from the proceeds distributed to Seller.

              6.2. Regulatory Approvals. All of the Transaction Regulatory Approvals shall have been obtained.

              6.3. Consent of Creditors. The consents required under the existing indebtedness of Seller and certain Subsidiaries of Seller necessary to consummate the transactions contemplated hereby shall have been obtained.

              6.4. Zinc Project Documents. The Company and the appropriate Project Subsidiaries, as appropriate, and Seller or its affiliate, as appropriate, shall have executed and delivered the Zinc Project Documents.

                                    ARTICLE VII.
                       CONDITIONS TO THE SELLER'S OBLIGATIONS

              The obligations of Seller to effect the transactions contemplated hereby shall be subject to the fulfillment, or written waiver by Seller, at or prior to the Closing, of each of the following conditions:

              7.1. Representations and Warranties True. The representations and warranties of Buyer contained herein qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects as of the date hereof and at and as of the Closing Date as though such representations and warranties were made at and as of such date unless limited by their terms to a prior date.

              7.2. Performance. Buyer shall have performed and complied in all material respects with all agreements, obligations, covenants and conditions required by this Agreement to be performed or complied with by Buyer on or prior to the Closing.

              7.3. Certificates. Buyer shall have furnished Seller with such certificates to evidence its compliance with the conditions set forth in Sections 7.1 and 7.2 hereof as Seller may reasonably request.

              7.4. No Injunction or Proceeding. No statute, rule, regulation, executive order, decree, preliminary or permanent injunction or restraining, order shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or restricts the consummation of the transactions contemplated hereby.

              7.5. Buyer Equity Commitment Agreement. Buyer and Seller shall have executed and delivered to Seller the Buyer Equity Commitment Agreement.

                               ARTICLE VIII.

                    CONDITIONS TO BUYER'S OBLIGATIONS

              The obligation of Buyer to effect the transactions contemplated hereby shall be subject to the fulfillment, or written waiver by Buyer, at or prior to the Closing of each of the following conditions:

              8.1. Representations and Warranties of Seller True. The representations and warranties of Seller contained herein qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects as of the date hereof and at and as of the Closing Date as though such representations and warranties were made at and as of such date unless limited by their terms to a prior date.

              8.2. Performance by Seller. Seller shall have performed and compiled in all material respects with all agreements, obligations, covenants and conditions required by this Agreement to be performed or complied with by Seller on or prior to the Closing.

              8.3. Certificates. Seller shall have furnished Buyer with such certificates to evidence its compliance with the conditions set forth in Sections 8.1 and 8.2 hereof as Buyer may reasonably request.

              8.4. No injunction or Proceeding. No statute, rule, regulation, executive order, decree, preliminary or permanent injunction or restraining, order shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or restricts the consummation of the transactions contemplated hereby.

              8.5. Materiality of Conditions. Nothing herein shall restrict the ability of Seller to provide a supplemental disclosure schedule pursuant to
Section 8.3 hereof that sets forth therein exceptions as to matters, events or conditions that occur or first become discoverable (and could not have previously been known by the exercise of reasonable diligence) to Seller subsequent to the date of this Agreement, and the existence of any exceptions in the supplemental disclosure schedule shall not be deemed a failure to meet the condition set forth in Section 8.3 hereof; provided that the existence of the events described therein, to the extent that such new exceptions would have a Material Adverse Effect, may result in the failure to satisfy the conditions set forth in Section
8.1 or 8.2 hereof.

                                ARTICLE IX.

             TERMINATION AND ABANDONMENT; INDEMNIFICATION

              9.1. Termination. This Agreement may be terminated at any time prior to the Closing:

              (a) by mutual consent of Buyer and Seller;

              (b) by Buyer or Seller if the Closing shall not have occurred on or before May 30, 1999, except that Buyer and Seller shall have the right, in their mutual discretion, to extend the time period in this Section 9.1(b) an additional 45 days; provided that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to a party whose failure to perform any of its obligations under this Agreement results in the failure of the Closing to be consummated by such date; or

              (c) by Buyer or Seller, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and nonappealable.

              9.2. Procedure and Effect of Termination, Termination Fee. In the event of termination of this Agreement pursuant to Section 9.1 hereof, by one party, written notice thereof shall forthwith be given to the other party, and, except as set forth below, this Agreement shall terminate and be void and have no effect and the transactions contemplated hereby shall be abandoned.

              (a) If this Agreement is terminated as provided herein:

              (i) all information received by Buyer with respect to the business, operations, assets or financial condition of the Company or the Project Subsidiaries shall remain subject to the Confidentiality Agreement and Buyer shall, and shall cause its agents to, return or destroy such information as provided for therein; and

              (ii) except as otherwise expressly set forth herein, no party to this Agreement shall have any liability hereunder to any other party, except (i) for any breach by such party of the terms and provisions of this Agreement, and
(ii) as provided in the Confidentiality Agreement.

              (b) If this Agreement is terminated pursuant to Section 9.1 as a result of the non-satisfaction of Sections 7.1 or 7.2 or the Buyer otherwise is unable or unwilling to close and Seller is willing to close, and all of the conditions in Article VI and VIII have been satisfied, on the Closing Date (or the first business day thereafter on which all such conditions have been satisfied), then Buyer shall pay to Seller an amount equal to $15 million in immediately available funds on such date, and provided Buyer has not acted in bad faith, such payment shall be Seller's sole remedy hereunder with respect to Buyer's failure to close.

              (c) If this Agreement is terminated pursuant to Section 9.1 as a result of the non-satisfaction of Sections 8.1 or 8.2 or the Seller otherwise is unable or unwilling to close and Buyer is willing to close, and all of the conditions in Article VI and VII have been satisfied, on the Closing Date (or the first business day thereafter on which all such conditions have been satisfied), then Seller shall pay to Buyer an amount equal to $15 million in immediately available funds on such date, and provided Seller has not acted in bad faith, such payment shall be Buyer's sole remedy hereunder with respect to Seller's failure to close.

              9.3. Survival of Representations, Warranties and Covenants.) (a) The representations and warranties contained in Section 3.2(b) (title to the Class A Interests) shall survive the Closing and remain in full force and effect indefinitely. The representations made in Section 3.11 (Tax Matters) shall be subject to the terms of the Tax Indemnity Agreement. All other representations and warranties contained herein, except as specifically provided for in such representation or warranty, shall survive the Closing and remain in full force and effect until March 3, 2002, at which time they shall terminate.

              (b) All covenants and agreements contained herein shall survive the Closing and remain in full force and effect until the first anniversary of the Closing Date, at which time they shall terminate except that those covenants and agreements that by their terms are to be performed in whole or in part subsequent to the Closing, shall survive the Closing in accordance with their terms and that claims for indemnification for Environmental Liabilities shall remain in full force and effect for a period of 5 years after the Closing Date; provided that the foregoing shall not be deemed to limit the survival periods set forth in Section 9.3(a) hereof.

              (c) From and after the Closing, the sole and exclusive remedy for any breach of any representation, warranty, covenant or agreement shall be pursuant to Section 9.4 hereof, except in the case of fraud and except that with respect to matters indemnified for pursuant to the Tax Indemnity Agreement and Indemnity Agreement such agreements shall provide for the sole and exclusive remedy with respect to such matters. Under no circumstances shall Seller be liable to Buyer for consequential, incidental or punitive damages, except to the extent asserted in a third-party claim.

              9.4. Indemnification. (a) From and after the Closing, Seller shall indemnify and hold harmless Buyer and its Affiliates and Representatives (collectively, "Buyer Indemnified Parties") from and against any Damages arising from or in connection with (i) any inaccuracy in any representation or the breach of any warranty of Seller under this Agreement, (ii) the failure of Seller to duly perform or observe any term, provision, covenant or agreement to be performed or observed by Seller pursuant to this Agreement, (iii) the Excluded Liabilities, (iv) any Environmental Liabilities (v) any Buyer's Transaction Taxes (which indemnification shall be on a fully grossed-up basis) or (vi)(A) any qualified and non-qualified benefit Plans sponsored by Seller,
(B) any ERISA welfare plans sponsored by Seller, (C) all other employment compensation obligations of Seller which shall include without limitation payments with respect to accrued vacation and all severance costs incurred as a result of the consummation of the transactions contemplated by this Agreement,
(D) Federal and state payroll tax reporting and payment obligations of Seller, and (E) any of the predecessor benefit plans resulting from Seller's past acquisitions, in each of the cases (vi)(A)-(E), without giving effect to any supplement to the Seller Disclosure Schedule.

              (b) From and after the Closing, Buyer shall indemnify and hold harmless Seller and its Affiliates and Representatives (collectively, the "Seller Indemnified Parties") from and against any Damages to the extent they are the result of (i) any inaccuracy in any representation or the breach of any warranty of Buyer under this Agreement or (ii) the failure of Buyer to duly perform or observe any term, provision, covenant or agreement to be performed or observed by Buyer pursuant to this Agreement.

              (c) Notwithstanding anything herein to the contrary, except as set forth in Section 9.4(e) hereof, no indemnification shall be available to Buyer Indemnified Parties under Section 9.4(a) hereof or to Seller Indemnified Parties under Section 9.4(b) hereof unless and until the aggregate amount of Damages that would otherwise be subject to indemnification, exceeds $4,592,500, the "Deductible Amount"), in which case the party entitled to such indemnification shall be entitled to receive only the amounts in excess of the Deductible Amount. For purposes of determining whether such Deductible Amount has been achieved, any amounts subject to indemnification pursuant to this Agreement and the Tax Indemnity Agreement shall be included without duplication.

              (d) Notwithstanding anything herein to the contrary, except as set forth in Section 9.4(e) hereof, the maximum aggregate liability of Seller to Buyer Indemnified Parties and Company under this Agreement and the Tax Indemnity Agreement taken together shall not exceed $114,812,500; and when taken together with any other liability of Seller pursuant to the Indemnity Agreement the maximum liability of Seller to Buyer Indemnified Parties and the Company shall not exceed $229,625,000.

              (e) The limitations on indemnifications set forth in Section 9.4(c) and (d) shall not apply to any Damages suffered by Buyer Indemnified Parties arising from or in connection with Seller's breach of Sections 3.2 and
3.20 hereof.

              (f) Notwithstanding anything herein to the contrary, except as otherwise provided in the Tax Indemnity Agreement and Indemnity Agreement, none of the Buyer

Indemnified Parties shall be entitled to indemnification by Seller for any Damages arising from any matter of which Buyer had knowledge at or prior to Closing, by reason of Seller having delivered written notice thereof, in the Seller Disclosure Schedule or supplemental disclosure schedule delivered in accordance with Section 8.5.

              (g) Any calculation of Damages for purposes of this Section 9.4 shall be (i) net of any insurance recovery made by the Indemnified Party (whether paid directly to such Indemnified Party or assigned by the Indemnifying Party to such Indemnified Party) and (ii) reduced to take account of any net Tax benefit realized by the Indemnified Party arising from the deductibility of any such Damages or Tax. Any indemnification payment hereunder shall Initially be made without regard to this paragraph and shall be reduced to reflect any such net Tax benefit only after the Indemnified Party has actually realized such benefit. For purposes of this Agreement, an Indemnified Party shall be deemed to have "actually realized" a net Tax benefit to the extent that, and at such time as, the amount of Taxes payable by such Indemnified Party is reduced below the amount of Taxes that such Indemnified Party would have been required to pay but for deductibility of such Damages. The amount of any reduction hereunder shall be adjusted to reflect any final determination (which shall include the execution of Form 870-AD or successor form) with respect to the Indemnified Party's liability for Taxes and, if necessary, Seller or Buyer, as the case may be, shall make payments to the other to reflect such adjustment. Any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes, unless a final determination (which shall include the execution of a Form 870-AD or successor form) with respect to the Indemnified Party or any of its Affiliates causes any such payment not to be treated as an adjustment to the Purchase Price for U.S. Federal income Tax purposes.

              (h) Seller acknowledges and agrees that if there is any breach of any representation, warranty or other agreement by Seller, then Buyer itself without duplication shall be deemed by virtue of its ownership of the Class A Interest, to have incurred Damages, if any, as a result of such breach, and Buyer shall be entitled without duplication to such indemnification as may be available pursuant to the terms of this Section 9.4.

              (i) No action, claim or setoff for Damages subject to indemnification under this Section 9.4 shall be brought or made with respect to claims for Damages resulting from a breach of any covenant or agreement contained in this Agreement after the date on which such representation, warranty, covenant or agreement shall terminate pursuant to Section 9.3 hereof; provided, however, that any claim made with reasonable specificity by the party hereto or its Affiliates or Representatives seeking, indemnification (the "Indemnified Party") to the party from which indemnification is sought (the "Indemnifying Party") within the time periods set forth above shall survive (and be subject to indemnification) until it is finally and fully resolved.

              (j) An Indemnified Party shall give notice to an Indemnifying Party within sixty days, after such Indemnified Party has actual knowledge of any claim which would give rise to a claim for Damages; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to any Indemnified Party otherwise than under this Article IX, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that the Indemnified Party may participate in such defense at its own expense (unless the Indemnified Party shall have reasonably concluded, based upon a written opinion of outside counsel, that there is a reasonable likelihood of a conflict of interest between the Indemnifying Party and the Indemnified Party in such action, in which case the fees and expenses of one separate firm of counsel shall be at the expense of the Indemnifying Party). An Indemnifying Party, in the defense of any such claim or litigation shall not, except with the consent of the Indemnified Party (which consent shall not unreasonably be withheld), consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a full and unconditional release from all liability in respect to such claim or litigation. An Indemnified Party shall furnish such information regarding itself or the claim in question as such Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

              (k) Any calculation of Damages for purposes of this Section 9.4 shall be adjusted to account for the Tax benefit or Tax detriment of such Damages and of the Indemnification payment which relates to such Damages, as follows:

               (i) If, under applicable Tax Law, a given amount of Damages is deductible by the Indemnified Party, then the Indemnification payment relating to such Damages that is otherwise due under this Section 9.4, shall be reduced by an amount equal to the Tax Benefit so that the sum of the Indemnification payment (as so reduced) and the Tax Benefit shall be equal to the Indemnification amount chat would be required to be paid without regard to this Section 9.4(j). For these purposes, the amount of the "Tax Benefit" attributable to Damages relating to a given Indemnification payment shall be equal to the excess (if any) of (I) the amount of Taxes such Party would pay, assuming for the purposes of such computation that such Damages were not deductible, over (II) the amount of Taxes such Party would pay after deducting the indemnifiable portion of such Damages (i.e., the portion of such Damages for which an Indemnification payment would be required without regard to this Section 9.4(j)), but only if and to the extent that, under applicable Tax Law, the Indemnified Party is permitted to deduct the indemnifiable portion of such Damages.

               (ii) This paragraph 9.4(k)(ii) provides procedural rules applicable to the adjustments provided for in this section 9.4(k). If one party has a dispute with another party or parties as to whether, under this Section 9.4(k), an adjustment is required to be made, the amount of such adjustment, or the timing of such adjustment, the complaining party shall notify the other party(s) of such claim in writing. Such notice must include the particular details which constitute the basis for the dispute. If the dispute is not resolved by the parties within ninety (90) days of the date notice is given, the dispute shall be referred to an accounting firm (tile "Auditor") which is mutually acceptable to the parties for resolution. The Auditor shall issue a written report which sets forth a final decision with respect to the disputed issued. Fees and expenses of the Auditor shall be shared half by the complaining party and half by the parties receiving notice of the claim. If an adjustment required to be paid under this Section 9.4(k) by one party to the other has not been received by the other party within the later of fifteen, (15) days after any determination or any properly delivered notice by one party to the other that payment is due, any unpaid amounts shall bear interest from the prescribed payment date, compounded quarterly at the Applicable Federal Short-Term Rate in effect from time to time while such amount remains unpaid. The "Applicable Federal Short-Term Rate" shall be the rate provided in section 1274(d) of the Code, and the Treasury Regulations and administrative releases thereunder.

               (iii) Buyer and any Affiliate of Buyer shall not agree to settle any administrative or judicial proceeding claim or action with respect to any item which may be the subject of indemnification for Buyer's Transaction Taxes, without prior written notice to and review by Seller.

               (iv) For the purposes of this Section 9.4 any reference to "Tax detriment" shall include only a Tax detriment resulting from the inclusion in the Indemnified Party's taxable income of an Indemnification amount for Buyer's Transaction Taxes and shall not include a Tax detriment for any other Indemnification.

                                     ARTICLE X.
                                   MISCELLANEOUS

              10.1. Amendment and Modifications. This Agreement may be amended, modified or supplemented at any time by the parties hereto. This Agreement may be amended only by an instrument in writing duly executed by Seller and Buyer.

              10.2. Extension; Waiver. At any time prior to the Closing, the parties hereto entitled to the benefits of the respective term or provision may
(i) extend the time for the
performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto or
(iii) waive compliance with any obligation, covenant, agreement or condition contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of the parties entitled to the benefits of such extended or waived term or provision.

              10.3. Representations and Warranties: Etc. Buyer hereby acknowledges and agrees that Seller is not making any representation or warranty whatsoever, express or implied, including, without limitation, in respect of the Company, the Project Subsidiaries or their respective assets, liabilities and businesses, except those representations and warranties of Seller explicitly set forth in this Agreement or in the Seller Disclosure Schedule or supplement thereto or in any certificate contemplated hereby and delivered by Seller in connection herewith (notwithstanding the delivery or disclosure to Buyer or its Representatives of any other documents or information).

              (b) Notwithstanding any other provisions in this Agreement or any Exhibit to the contrary, each of Buyer and Seller agrees that on and after the Closing Date (i) none of the respective officers, directors, partners, employees, Affiliates, Representatives or agents, as the case may be, of Seller (collectively, the "Selling Affiliates"), nor (ii) except as expressly set forth in the indemnification provisions of Section 9.4 hereof, the Tax Indemnity Agreement or Indemnity Agreement, the Seller: shall have any liability or responsibility to any Person, including, without limitation, Buyer or the Company, for (and each of them unconditionally releases the Seller and Selling Affiliates from) any liability or obligation of, or arising out of, or relating to, the Company or Buyer of whatever kind or nature, whether contingent or absolute, whether arising prior to, on or after, and whether determined or indeterminable on, the Closing Date, and whether or not specifically referred to in this Agreement, including without limitation, liabilities and obligations (i) relating to this Agreement and the transactions contemplated hereby, (ii) arising out of or due to any inaccuracy of any representation or warranty or the breach of any covenant, undertaking or other agreement of Seller contained in this Agreement, Seller Disclosure Schedule or in any certificate contemplated hereby and delivered by Seller in connection herewith and (iii) relating to any information (whether written or oral), documents or materials furnished by Seller or any of its Affiliates or any of their respective Representatives, including the Confidential Descriptive Memorandum Sale of an Investment in IPPCo dated January 1999 prepared by Credit Suisse First Boston Corporation and Lehman Brothers Inc. and any information, documents or material made available to Buyer in "data rooms," management presentations or any other form in expectation of the transactions contemplated by this Agreement.

              10.4. Entire Agreement; Assignment. This Agreement (including all Exhibits hereto) (a) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understanding both written and oral, among the parties or any of them with respect to the subject matter hereof (other than the Confidentiality Agreement)
(b) may not be assigned by a party hereto without the consent of the other party, and (c) shall be binding upon such parties successors and permitted assigns.

              10.5. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

              10.6. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given:

             (a)  if to Seller, to:

                  CalEnergy Company, Inc.
                  302 South 36th Street
                  Suite 400
                  Omaha, Nebraska 68131
                  Attention: President
                  Facsimile: (402) 345-9318
                  Telephone: (402) 341-4500

                  with a copy to:

                  Willkie Farr & Gallagher
                  787 Seventh Avenue

                   New York, New York 10019
                   Attention: Peter J. Hanlon, Esq.
                   Facsimile: (212) 728-8111
                   Telephone: (212) 728-8000

              (b)  if to Buyer, to:

                   El Paso Power Holding Company
                   350 Indiana Street
                   Suite 300
                   Golden, CO 80401
                   Attention: President
                   Facsimile: 303-215-5450
                   Telephone: 303-278-3400

                   with a copy to:

                   El Paso Energy
                   1001 Louisiana
                   Suite 2754B
                   Houston, Texas 77002
                   Attention: Gregory W. Jones, Esq.
                   Facsimile: 713-420-4943
                   Telephone: 713-420-4431

                   King & Spalding
                   1185 Avenue of the Americas
                   New York, New York 10036
                   Attention: Stephen M. Wiseman, Esq.
                   Facsimile: 212-556-2222
                   Telephone: 212-556-2100

              or such other address or facsimile number as a party may hereafter specify by like notice to the other party. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified herein and the appropriate confirmation is provided, (ii) if given via United States mail, three days after such notice is deposited in the mail in a postage pre-paid envelope or (iii) if given by any other means, when delivered at the address specified herein.

     10.7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.

     Publicity. Except as otherwise required by Law or the listing requirements of any national securities exchange or over-the-counter market, for so long as this Agreement is in effect, none of Seller, Buyer or the Company shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the express prior written approval of the other parties.

     10.9. Jurisdiction: Forum. (a) By the execution and delivery of this Agreement, Buyer submits to the personal jurisdiction of any state or Federal court in the State of New York in any suit or proceeding arising out of or relating to this Agreement.

     (b) The parties hereto agree that the appropriate and exclusive forum for any disputes between any of the parties hereto arising out of this Agreement or the transactions contemplated hereby shall be in any state or Federal court in the State of New York. The parties hereto further agree that the parties will not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit the rights of the parties to obtain execution of judgment in any other jurisdiction. The parties hereto further agree, to the extent permitted by law, that final and unappealable judgment against a party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

     10.10. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     10.11. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     10.12. Expenses. Whether or not the transactions contemplated by this Agreement are consummated, and except as otherwise expressly set forth herein, all legal and other costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses. The parties agree that none of the costs and expenses of the transactions contemplated by this Agreement through the Closing Date shall be borne by the Company.

     10.13. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and, except as expressly set forth in
Section 9.4 hereof, nothing in this Agreement, express or implied, is intended by or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Any Person who is a beneficiary of Section 9.4 shall be entitled to enforce his rights thereunder: provided, however, that, prior to the Closing, no action to enforce such rights may be commenced by any such Person without the prior written consent of Seller.

     10.14. Interpretation. No reference in this Agreement to "reasonable best efforts" or "all reasonable efforts" shall require a Person obligated to use such efforts to incur out-of-pocket expenses or indebtedness or, except as expressly provided herein, to institute litigation or to consent generally to service of process in any jurisdiction where it is not already subject.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                    CALENERGY COMPANY, INC.

                                    By: /s/ Steven A. McArthur
                                       -----------------------------------
                                       Name: Steven A. McArthur
                                       Title: Executive Vice President


                                    EL PASO POWER HOLDING COMPANY

                                    By: /s/ Larry Kellerman
                                       -----------------------------------
                                       Name: Larry Kellerman
                                       Title: President


                                    GUARANTEE

     El Paso Energy Corporation, the ultimate parent company of Buyer, hereby
(i) unconditionally and irrevocably guarantees the performance by Buyer, when due, pursuant to the foregoing Equity Purchase Agreement, LLC Operating Agreement and all agreements attached as Exhibits hereto, (ii) agrees to be bound by the terms thereof, (iii) waives all defenses as a surety including notice, (iv) agrees that its obligations under the guarantee shall not be impaired, diminished or discharged by any extension of time granted by Seller, by any course of dealing between the Seller and the Buyer, by the unenforceability of any provision of the Agreement for any reason whatsoever, or by any event or circumstance which might operate to discharge a guarantor, and
(v) covenant to take any and all actions and execute any further documents reasonably requested by Seller to implement and enforce such Equity Purchase Agreement.


                                    El Paso Energy Corporation

                                    BY: /s/ H. Brent Austin
                                       -----------------------------------
                                       Name: H. Brent Austin
                                       Title: Executive Vice President